Exhibit 21
Subsidiaries of Encore Capital Group, Inc.
As of December 31, 2025

Name	Jurisdiction of Incorporation or Formation
Asset Acceptance Capital LLC	Delaware
Asset Acceptance, LLC	Delaware
Atlantic Credit & Finance, Inc.	Virginia
Cabot Credit Management Group Limited	United Kingdom
Cabot Credit Management Limited	United Kingdom
Cabot Financial (Europe) Limited	United Kingdom
Cabot Financial (Ireland) Limited	Ireland
Cabot Financial France S.A.S.	France
Cabot Financial Spain SAU	Spain
Cabot Financial (UK) Limited	United Kingdom
Cabot Financial Debt Recovery Services Limited	United Kingdom
Cabot Financial Holdings Group Limited	United Kingdom
Cabot Financial Limited	United Kingdom
Cabot Securitisation Europe Limited	Ireland
Cabot Securitisation Topco Limited	United Kingdom
Cabot Securitisation UK Holdings Limited	United Kingdom
Cabot Securitisation UK Limited	United Kingdom
Cabot UK Holdco Limited	United Kingdom
Dessetec Desarrollo de Sistemas, S.A. de C.V.	Mexico
Encore Capital Group UK Limited	United Kingdom
Encore Europe Holdings S.à r.l.	Luxembourg
Encore Holdings Luxembourg S.à r.l.	Luxembourg
Encoremex Holdings S. de R.L. de C.V.	Mexico
MCM Midland Management Costa Rica, S.R.L.	Costa Rica
Midland Credit Management India Private Limited	India
Midland Credit Management, Inc.	Kansas
Midland Funding LLC	Delaware
Midland India LLC	Minnesota
Midland International LLC	Delaware
Midland Portfolio Services LLC	Delaware
Mortimer Clarke Solicitors Limited	United Kingdom
PPO RC Holdco LLC	Delaware
PPO RC SPV LLC	Delaware
Wescot Acquisitions Limited	United Kingdom
Wescot Credit Services Limited	United Kingdom
Wescot Topco Limited	United Kingdom
The names of certain subsidiaries are omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.